Exhibit 99.1

Contact: Lisa Winter
Vice President - Communications Atkore Inc.
708 225-2453

John Deitzer
Vice President – Investor Relations & Treasury
Atkore Inc.
708 225-2124

Atkore Inc. Announces Acquisition of United Poly Systems

Harvey, Illinois, June 21, 2022/Business Wire/ -- Atkore Inc. (the “Company” or “Atkore”) (NYSE: ATKR), today announced that it has acquired United Poly Systems, a manufacturer of High Density Polyethylene (HDPE) pressure pipe and conduit, primarily serving telecom, water infrastructure, renewables, and energy markets (www.unitedpolysystems.com/).

“We are pleased to complete the acquisition of United Poly Systems, which strengthens Atkore’s product portfolio, expands our manufacturing capacity and further enables us to meet HDPE customers’ needs,” stated John Pregenzer, President of Atkore’s Electrical business. “HDPE pipe and conduit is a growing market that is expected to benefit from U.S. infrastructure legislation, and United Poly Systems is a great addition to Atkore. We welcome these employees and look forward to working together to continue to serve and support our customers.”

Bill Waltz, Atkore President and CEO, added, “The acquisition of United Poly Systems advances our objective announced in November 2021 to deploy more than $1 billion in cash toward capital expenditures and other organic investments, M&A and stock repurchases over the next two to three years to drive growth and enhance value for shareholders. United Poly Systems exemplifies our approach to acquiring strong businesses in key end markets that will enable us to maintain and expand our leadership position in the marketplace.”

The Company notes that United Poly Systems is the Company’s fourth acquisition in Fiscal Year 2022, and over the past six months, the Company has deployed more than $250 million dollars towards M&A.

United Poly Systems has manufacturing locations in Springfield, Missouri, and Albuquerque, New Mexico with approximately 160 employees. It will continue operating at both locations. United Poly Systems was previously owned by Industrial Opportunity Partners, an operations-focused private equity firm based in Evanston, Illinois.

About Atkore Inc.

Atkore is forging a future where our employees, customers, suppliers, shareholders and communities are building better together – a future focused on serving the customer and powering and protecting the world.

With a global network of manufacturing and distribution facilities worldwide, Atkore is a leading provider of electrical, safety and infrastructure solutions.

To learn more, please visit at www.atkore.com.